Exhibit 99.1

HEI, Inc. Files Form 10-K Within Extension Time Frame

MINNEAPOLIS, Dec. 16 /PRNewswire-FirstCall/ — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that the company has filed its Form 10-K ahead of the December 16, 2003 filing deadline. The company had previously filed a Form 12b-25 and received an automatic extension to file its Annual Report on Form 10-K.

Mack Traynor III, CEO and President of HEI, Inc. stated: “HEI is pleased to meet the important milestone of filing the Form 10-K timely. We have used the additional time to sharpen our disclosures and improve the overall information provided. The results from the fourth quarter of 2003 were very encouraging. As we enter 2004, HEI has a bigger backlog of business than at any time in its history. Our sales force is committed to increasing revenues by applying HEI’s core competencies in each of our markets. We are focused upon winning more programs from existing customers and seeking new customers whose needs intersect with our core competencies.”

The management team at HEI continues to focus on its commitment to become a profitable company by increasing sales volume and critical management of operating expenses.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com .

Microelectronics Operations	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386

-	High Density Interconnect	610 South Rockford Drive, Tempe, AZ 85281

-	RF Identification and Smart Card	1546 Lake Drive West, Chanhassen, MN 55317

Advanced Medical Operations	4801 North 63rd Street, Boulder CO 80301

FORWARD-LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the Company’s efforts to collect on the judgments and the completion of the accounting review requested by the Special Committee of the Board of Directors and the filing of the Form 10-K no later than December 16, 2003, are forward-looking statements. All of such forward- looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc. -0- 12/16/2003 /CONTACT: Mack V. Traynor, CEO and Doug Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/ /Web site: http://www.heii.com / (HEII)

CO: HEI, Inc. ST: Minnesota IN: CPR STW CSE MTC SU: